EXHIBIT 11.1

                                ZYTEC CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE


                                                         Three Months Ended
                                                        March 31,    April 2,
                                                          1996         1995
                                                       ----------   ----------
Net income                                             $2,108,000   $  120,000

Net income per common and common
     equivalent share, primary                         $     0.44   $     0.03

Net income per common and common
     equivalent share, fully diluted                   $     0.43   $     0.03


Primary:
     Weighted average number of common shares
          outstanding                                   4,376,952    4,242,123

     Common equivalent share:
          Dilutive stock options and warrants, using
               Modified Treasury Stock Method             426,067      374,504
                                                       ----------   ----------
                                                        4,803,019    4,616,627
                                                       ==========   ==========


Fully Diluted:
     Weighted average number of common shares
          outstanding                                   4,376,952    4,242,123

     Common equivalent shares:
          Dilutive stock options and warrants, using
               Modified Treasury Stock Method             529,192      382,135
                                                       ----------   ----------
                                                        4,906,144    4,624,258
                                                       ==========   ==========